As filed with the Securities and Exchange Commission on January 31, 2006.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Altrust Financial Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Alabama	63-0923450
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

811 2nd Avenue S.W.

Cullman, Alabama 35055-4222

(256) 737-7000

(Address of Principal Executive Offices, Including Zip Code and Telephone Number)

Altrust Financial Services, In. 2004 Long-Term Incentive Plan

Altrust Financial Services, In. 2004 Stock Option Plan for Outside Directors

(Full Title of the Plans)

Copy to:
J. ROBIN CUMMINGS President and Chief Executive Officer Altrust Financial Services, Inc. 811 2nd Avenue S.W. Cullman, Alabama 35055-4222 (256) 737-7000	MICHAEL L. STEVENS Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street, NW Atlanta, Georgia 30309-3424 (404) 881-7970
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.01 par value	842,400	(1)	$8.42	(2)	$7,093,008	(2)	$758.95
Common Stock, $0.01 par value	157,600	(1)	$9.36	(3)	$1,475,136	(3)	$157.84
Total	1,000,000						$916.79

(1)	Amount to be registered consists of 1,000,000 shares of Altrust Financial Services, Inc. (the “Company” or the “Registrant”) Common Stock issuable pursuant to the grant or exercise of awards under the Altrust Financial Services, Inc. 2004 Long-Term Incentive Plan and the Altrust Financial Services, Inc. 2004 Stock Option Plan for Outside Directors (collectively, the “Plans”), including 157,600 shares that are subject to previously-granted awards. This Registration Statement also covers additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the plan.
(2)	Determined in accordance with Rule 457(h) under the Securities Act of 1933, as amended, the registration fee calculation is based on the book value of such securities as of December 31, 2005, the latest practicable date prior to the date of filing of this Registration Statement.
(3)	Determined in accordance with Rule 457(h), the registration fee calculation is based on the weighted average exercise price of previously-granted options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Lionel J. Powell, Chief Financial Officer, at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference herein:

(1) The Company’s Registration Statement on Form 10-12G filed with the Commission on May 2, 2005;

(2) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since May 2, 2005;

(3) The description of common stock contained in the Company’s registration statement on Form 10-12G filed under Section 12 of the Exchange Act on May 2, 2005, including all amendments or reports filed for the purpose of updating such description; and

(4) All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Alabama Business Corporation Act permits, under specified circumstances, the indemnification of officers, directors, employees and agents of a corporation with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, to which an officer, director, employee or agent was or is a party or is threatened to be made a party, by reason of his action in a capacity for, or at the request of, a corporation. To the extent that the officer, director, employee or agent is successful in defending any suit, Alabama law provides that he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the suit.

The Registrant’s bylaws provide for the indemnification of its directors, officers, employees and agents in accordance with the Alabama Business Corporation Act. Alabama law also provides that, with specified exceptions, these rights will not be deemed exclusive of and shall be in addition to those indemnification rights which may be contained in the Registrant’s articles of incorporation, its bylaws or any resolution or agreement approved by a majority of its shareholders or a majority of disinterested directors. The Registrant’s bylaws provide that it may purchase and maintain insurance on behalf of its directors, officers, employees and agents, as well as others serving at their request, against any liabilities asserted against these individuals whether or not the Registrant would have the power to indemnify these individuals against liability under the Alabama Business Corporation Act. The Registrant has purchased and maintains this insurance.

Under the Registrant’s bylaws, it is required to indemnify its directors, officers, employees and agents against the obligation to pay expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, if the actions of the party being indemnified met the standards of conduct specified therein. Determination concerning whether or not the applicable standard of conduct has been met shall be made by:

•	the board of directors by majority vote of a quorum consisting of disinterested directors;

•	independent legal counsel; or

•	an affirmative vote of the majority of the shareholders.

No indemnification may be made by or on behalf of a director, officer, employee or agent:

•	in connection with a proceeding by or in the right of the Registrant in which the director was as adjudged liable to the Registrant; or

•	in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in his official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by him.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings

(a)	Rule 415 Offering.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that:

(A) paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement; and

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Filings Incorporating Subsequent Exchange Act Documents by Reference.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Request for Acceleration of Effective Date or Filing of Registration Statement on Form S-8.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cullman, State of Alabama, on January 24, 2006.

ALTRUST FINANCIAL SERVICES, INC.

By:	/s/ J. Robin Cummings
J. Robin Cummings
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lionel J. Powell and J. Robin Cummings, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of the, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ J. Robin Cummings J. Robin Cummings	President and Chief Executive Officer (Principal Executive Officer)	January 24, 2006

/s/ Lionel J. Powell Lionel J. Powell	Chief Financial Officer and Executive Vice President (Principal Financial Officer)	January 24, 2006

/s/ Noel Jasper Estes Noel Jasper Estes	Secretary and Director	January 24, 2006

/s/ Roy Charles Shaw Roy Charles Shaw	Director	January 24, 2006

/s/ Thomas Edwin Drake Thomas Edwin Drake	Director	January 24, 2006

/s/ George Whit Drake George Whit Drake	Director	January 24, 2006

/s/ Cecil Alan Walker Cecil Alan Walker	Chairman of the Board	January 24, 2006

/s/ Terry Neal Walker Terry Neal Walker	Director	January 24, 2006

/s/ Timothy Dudley Walker Timothy Dudley Walker	Director	January 24, 2006

/s/ Brian Witcher Brian Witcher	Director	January 24, 2006

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

5.1	Opinion of Counsel.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of Dixon Hughes PLLC.

24.1	Power of Attorney (included on signature page).